UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2025

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-35095	58-1807304
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

200 East Camperdown Way
Greenville, South Carolina 29601
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(800) 822-2651

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $1 per share	UCB	New York Stock Exchange
Depositary shares, each representing 1/1,000th interest in a share of Series I Non-Cumulative Preferred Stock	UCB PRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 10, 2025, the Talent and Compensation Committee of the Board of Directors (the “Committee”) of United Community Banks, Inc. (the “Company”) approved, and the Company entered into, an employment agreement with Richard W. Bradshaw, dated as of February 10, 2025 (the “Employment Agreement”).

Under the terms of the Employment Agreement, Mr. Bradshaw will continue to serve as Executive Vice President and Chief Banking Officer of the Company and President and Chief Banking Officer of United Community Bank, a South Carolina state-chartered bank and a wholly owned subsidiary of the Company. The Employment Agreement is effective as of February 10, 2025 for a one-year term that extends automatically for an additional year commencing on the first anniversary of the effective date and each annual anniversary thereafter, unless notice of nonrenewal is provided. Upon a change in control of the Company, the Change in Control Continuity Agreement, dated February 14, 2023 between the Company and Mr. Bradshaw will supersede the Employment Agreement.

Under the terms of the Employment Agreement, Mr. Bradshaw’s base salary is not less than $675,000, annual cash incentive opportunity at target is not less than 100% of base salary (the “Target Incentive Award Opportunity”) and annual long-term incentive award opportunity will have a target grant date fair value of not less than 125% of his base salary, with the annual incentive award and long-term incentive awards to be determined by the Committee pursuant to the terms of the applicable plans and on a basis and with terms consistent with other executive officers of the Company, although Mr. Bradshaw’s future long-term incentive awards will include vesting or continued vesting provisions that would apply upon his retirement on or after age 67.

Upon a termination of Mr. Bradshaw’s employment by the Company without “cause” (other than by reason of his death or “disability”) or by Mr. Bradshaw for “good reason” (as such terms are defined in the Employment Agreement), Mr. Bradshaw would be entitled to receive the following amounts and benefits, subject to the his execution and non-revocation of a release of claims against the Company and its affiliates: (i) a pro rata annual cash incentive award for the year in which the termination occurs based on the level of achievement of the applicable performance goals; (ii) an amount equal to the product of 1.5 and the sum of Mr. Bradshaw’s base salary and Target Incentive Award Opportunity; and (iii) an amount equal to the product of 18 and the sum of the monthly COBRA premium for the group health care plans based on the coverage applicable to Mr. Bradshaw prior to the date of termination. If Mr. Bradshaw’s employment is terminated due to death or disability, Mr. Bradshaw (or his estate) would be entitled to receive the amount in clause (i), plus, in the case of disability only, the amount in clause (iii).

The Employment Agreement contains restrictive covenants, which provide for perpetual confidentiality and mutual nondisparagement and restrictions on interfering with customers and employees while employed and for one year and two years, respectively, following his termination of employment.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Richard W. Bradshaw and United Community Banks, Inc., dated as of February 10, 2025.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Melinda Davis Lux
	Name:	Melinda Davis Lux
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: February 10, 2025